Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ubiquiti Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-251503, 333-193793, 333-185958 and 333-177310) on Form S-8 of Ubiquiti Inc. ("the Company") of our report dated August 27, 2021, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
August 27, 2021